Exhibit 99.1

FA EMAIL

Subject: CNL Lifestyle Properties Announces Plans to Conduct a Net Asset Valuation

Email Distribution Date: 2/28/2014

Audience: All FAs who sold CLP

Dear Financial Advisor:

On Feb. 28, 2014, CNL Lifestyle Properties, Inc. filed a Form 8-K announcing that CBRE Capital Advisors, Inc. has been engaged to assist in a determination of the estimated net asset value (NAV) per share of CNL Lifestyle Properties’ common stock as of Dec. 31, 2013.

•	CNL Lifestyle Properties anticipates announcing the Dec. 31, 2013, estimated NAV and any corresponding change in its Distribution Reinvestment Plan (DRP) or Redemption Plan on or around March 6, 2014.*

•	Any changes to the DRP or Redemption plan will take effect 15 days after announcement of the change. CNL Lifestyle Properties will allow shareholders to change their participation in the DRP so long as notice is received by the transfer agent, DST, Systems, Inc. between March 6 and March 25, 2014. This will allow the change to be effective for the first quarter distribution payment.

•	CNL Lifestyle Properties will hold a webinar about the valuation for its shareholders and financial advisors on March 10, 2014, at 1:00 p.m. ET. REGISTER for the webinar.

We look forward to providing additional information about CNL Lifestyle Properties’ valuation on or around March 6, 2014. In the meantime, please contact your CNL Securities Corp. representative directly at 866-650-0650 with any questions.

Jeffrey R. Shafer, CFP, ChFC

President

CNL Securities Corp.

Member FINRA/SIPC

*	CNL Lifestyle Properties has made every effort to estimate the date when information about the valuation will be announced. However, it cannot guarantee that this date may not change.

FOR BROKER-DEALER USE ONLY. DISSEMINATION TO INVESTORS IS PROHIBITED. Broker-dealers are reminded that communications delivered to any person must be accompanied or preceded by a prospectus in accordance with the Securities Act of 1933, as amended.

This valuation represents the estimated value per share at one snapshot in time and will likely change over the company’s lifecycle. The estimated NAV per share does not necessarily represent the amount an investor could expect to receive if the company were to list its shares or liquidate its assets, now or in the future. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which may not be complete. Throughout the valuation process the valuation committee, our advisor, senior members of management and CBRE Capital Advisors aligned the valuation methodologies to be consistent with real estate industry standards and best practices.

Investing in a non-traded real estate investment trust (REIT) is a higher risk, longer term investment and is not suitable for all investors. An investment in the REIT is subject to significant risks. These risks include limited operating history, reliance on the advisor and its affiliates, payment of substantial fees to the advisor and its affiliates, conflicts of interest, use of leverage, cumulative net losses, limited proceeds raised, limited number of investments, lack of portfolio diversification, no guarantee of distributions, illiquidity, and liquidation at less than the purchase price.